                                                                   EXHIBIT 12(c)

                           BANK OF BOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (excluding interest on deposits) for the five years ended December 31, 1994 were as follows:

                                                                   Years Ended December 31,
                                               --------------------------------------------------------------
                                                   1994         1993        1992        1991         1990
                                                   ----         ----        ----        ----         ----
(Dollars in thousands)
    Net income (loss)                           $  435,362    $299,026    $278,881    $(113,155)   $(468,248)
    Extraordinary items, net of tax                  6,535                 (72,968)      (7,758)     (43,649)
    Cumulative effect of changes
       in accounting principles, net of tax                    (24,203)
    Income tax expense (benefit)                   349,414     214,683     152,781      (57,990)       2,579
                                                ----------    --------    --------    ---------    ---------
         Pretax earnings (loss)                 $  791,311    $489,506    $358,694    $(178,903)   $(509,318)
                                                ==========    ========    ========    =========    =========
    Fixed charges:
      Portion of rental expense
        (net of sublease
         rental income) which
         approximates the
         interest factor                        $   26,713    $ 27,063    $ 28,159    $  30,370    $  38,747
      Interest on borrowed funds                   997,601     377,874     344,908      361,510      592,028
                                                ----------    --------    --------    ---------    ---------
         Total fixed charges                     1,024,314     404,937     373,067      391,880      630,775

    Preferred stock dividend
      requirements                                  67,053      61,377      33,186       13,255       13,748
                                                ----------    --------    --------    ---------    ---------
    Total combined fixed charges
      and preferred stock dividend
      requirements                              $1,091,367    $466,314    $406,253    $ 405,135    $ 644,523
                                                ==========    ========    ========    =========    =========

    Earnings (for ratio calculation)
      (Pretax earnings (loss)
      plus total fixed charges)                 $1,815,625    $894,443    $731,761    $ 212,977    $ 121,457
                                                ==========    ========    ========    =========    =========

    Ratio of earnings to combined
      fixed charges and preferred
      stock dividend requirements                     1.66        1.92        1.80          .53          .19
                                                      ====        ====        ====          ===          ===

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements, "earnings" represent income
(loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years. Ratios for the periods presented reflect the reclassification of Brazilian translation gains and losses, more fully discussed in Note 25 to the Financial Statements contained in the Corporation's 1994 Annual Report to Stockholders.